CURO to Acquire Ad Astra Recovery Services, Inc.

December 16, 2019

Wichita, Kansas-- CURO Group Holdings Corp. (NYSE: CURO) (“CURO”), a market leader in providing short-term credit to underbanked consumers, announced today that it has signed an agreement to acquire Ad Astra Recovery Services, Inc. (“Ad Astra”).

CURO entered into a Stock Purchase Agreement to acquire Ad Astra for a base purchase price of $15.8 million, subject to customary adjustments for net-working capital, cash and debt (the “Transaction”). Closing of the Transaction is subject to regulatory approval in the various jurisdictions in which Ad Astra operates and other customary closing conditions.

Ad Astra currently provides third-party account servicing and recovery for CURO’s owned and managed loans that are in later-stage delinquency. It is the exclusive third-party servicer that CURO currently utilizes in the U.S. and CURO is Ad Astra’s only client.

“We are always looking for opportunities to drive greater efficiencies in our business and to ensure a seamless journey for our customers, including account servicing and recoveries.” said Don Gayhardt, President and CEO. “To that end, we are excited to buy Ad Astra, our third-party servicing and recovery provider in the US and to have their 81 employees join our team in Wichita, Kansas. We believe that together we can deliver improved recovery performance at a reduced cost.”

Benefits from the acquisition are expected to include:

•	Bringing all US servicing and recovery in-house

•	Driving operational synergies to ensure all aspects of the recovery portfolio are worked in-sync

•	Increasing level of operational redundancy and peak volume management

•	Improving compliance synergies

•	Facilitating integrated and personalized CRM strategies and campaign management across the servicing and recovery lifecycle

The Company expects the acquisition to be accretive to 2020 pre-tax earnings by approximately $5.0 to $6.0 million, or $.08 to $.10 of net income per fully-diluted share.

ABOUT CURO

CURO Group Holdings Corp. (NYSE: CURO), operating in two countries and powered by its fully integrated technology platform, is a market leader by revenues in providing short-term credit to underbanked consumers. In 1997, the Company was founded in Riverside, California by three Wichita, Kansas childhood friends to meet the growing consumer need for short-term loans. Their success led to opening stores across the United States and expanding to offer online loans and financial services across two countries. Today, CURO combines its market expertise with a fully integrated technology platform, omni-channel approach and advanced credit decisioning to provide an array of short-term credit products across all mediums. CURO operates under a number of brands including Speedy Cash®, Rapid Cash®, Cash Money®, LendDirect®, Avío Credit®, Opt+® and Revolve Finance®. With over 20 years of operating experience, CURO provides financial freedom to the underbanked.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. These forward-looking statements include statements regarding the Company’s expectation of the benefits of the announced agreement. In addition, words such as “guidance,” “estimate,” “anticipate,” “believe,” “forecast,” “step,” “plan,” “predict,” “focused,” “project,” “is likely,” “expect,” “intend,” “should,” “will,” “confident,” variations of such words and similar expressions are intended to identify forward-looking statements. Our ability to achieve these forward-looking statements is based on certain assumptions and judgments, including our ability to execute on our business strategy, our ability to accurately predict our future financial results and our ability to effectively integrate Ad Astra’s operations into our own. These assumptions and judgments may prove to be inaccurate in the future. These forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There are important factors both within and outside of our control that could cause our actual results to differ materially from those in the forward-looking statements. These factors include our level of indebtedness; errors in our internal forecasts; our dependence on third-party lenders to provide the cash we need to fund our loans and our ability to affordably access third-party financing; actions of regulators and the negative impact of those actions on our business; our ability to protect our proprietary technology and analytics and keep up with that of our competitors; disruption of our information technology systems that adversely affect our business operations; ineffective pricing of the credit risk of our prospective or existing customers; inaccurate information supplied by customers or third parties could lead to errors in judging customers’ qualifications to receive loans; improper disclosure of customer personal data; failure of third parties who provide products, services or support to us; any failure of third-party-lenders upon whom we rely to conduct business in certain states; disruption to our relationships with banks and other third-party electronic payment solutions providers; disruption caused by employee or third-party theft and errors in our stores as well as other factors discussed in our filings with the Securities and Exchange Commission. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual future results. We undertake no obligation to update, amend or clarify any forward-looking statement for any reason.

ABOUT AD ASTRA
Founded in 2007, Ad Astra specializes in the collection of delinquent consumer loan receivables across the U.S. exclusively for CURO Group Holdings Corp. Ad Astra’s collections operations primarily consist of call center customer contact and legal recoveries, including mailing campaigns. Led by a management team with deep industry expertise, Ad Astra employs more than 80 employees in Wichita, Kansas. Ad Astra is owned by the founders of CURO, who are also significant stockholders of CURO and members of CURO’s board of directors.

Investor Relations:
CURO Group Holdings Corp.
Roger Dean
Executive Vice President & Chief Financial Officer
844-200-0342
IR@curo.com

or

Global IR Group
Gar Jackson
949-873-2789
gar@globalirgroup.com
(CURO-NWS)